SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2015 (May 4, 2015)

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Greenwich Office Park Greenwich, CT	06831
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 976-4636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2015, the Compensation Committee of the Board of Directors of XPO Logistics, Inc. (“XPO”) approved the appointment of Hervé Montjotin as President of XPO and Chief Executive Officer of XPO Logistics Europe, subject to and effective upon the consummation of XPO’s planned acquisition of a majority stake in Norbert Dentressangle SA (“ND”) (such acquisition, the “Transaction”) pursuant to the Share Purchase Agreement relating to ND and the Tender Offer Agreement between XPO and ND (the “Transaction Agreements”), in each case as previously disclosed on the Form 8-K filed by XPO with the Securities and Exchange Commission on April 29, 2015.

Mr. Montjotin, 49, is the current Chairman of the Executive Board and Chief Executive Officer of ND. Prior to serving in his current position with ND, Mr. Montjotin served as the Transport Division Managing Director and Managing Director of ND from 2001 until 2012, and as HR Director from 1996 until 2001. Mr. Montjotin is a graduate of the Ecole Normale Superieure and obtained an advanced degree in Social Sciences and a Master’s degree from ESCP Europe Paris business school.

Concurrently with approval of this appointment, the Compensation Committee also approved two letter agreements between XPO and Mr. Montjotin. Pursuant to the letter agreements, XPO has agreed to make an inducement equity grant to Mr. Montjotin, following and contingent upon the consummation of the Transaction. The letter agreements also address, among other things, treatment of Mr. Montjotin’s existing ND incentive arrangements in connection with the Transaction, and impose various restrictive covenants upon Mr. Montjotin, including a three-year post-termination non-competition covenant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated May 7, 2015	XPO LOGISTICS, INC.

	By:	/s/ Gordon E. Devens
Gordon E. Devens
Senior Vice President, General Counsel and Secretary